EXHIBIT 10.9

SEPARATION AGREEMENT AND
FULL AND FINAL RELEASE OF CLAIMS

        This Separation Agreement and Full and Final Release of Claims (“Agreement”) is by and between DONALD C. CAMERON and Donald C Cameron Consulting Ltd. (“Contractor” or “you”), and SKY PETROLEUM, INC., a Nevada corporation (“Sky” or “Company”) (collectively referred to herein as the “Parties). This Agreement shall be effective as of seven (7) days following its execution by Contractor (the “Effective Date”) unless Contractor exercises his right of revocation pursuant to Paragraph 13 of this Agreement.

R E C I T A L S:

        WHEREAS, Contractor's Independent Contractor Service Agreement ("Contractor Agreement") with the Company will be terminated; and

        WHEREAS, the Parties have decided to resolve any differences arising out of Contractor’s contract with Sky and separation therefrom, consistent with the terms and conditions set forth below.

        NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, including the recitals above, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

         1.        Termination. Contractor will be terminated from all offices and positions of employment with the Company effective October 31, 2005 (“Termination Date”), thereby discontinuing any Company/Contractor relationship between the Parties. As per the terms of the Contractor Agreement, you will be paid your normal monthly fees of US$11,000 per month for the months of November 2005, December 2005 and January, 2006.

         2.        Consultancy.

         a.        Payment. The Company retain you as a consultant for a period of six (6) months beginning February 1, 2006 through July 31, 2006 at a monthly retainer fee of US$11,000 per month, payable on the Company’s regularly scheduled pay dates. You will be responsible to pay all applicable payroll deductions and withholdings.

b. Benefits. There are no benefits associated under the retainer.

         c.        Options. The Company will grant you 200,000 Stock Options exercisable to purchase shares of common stock of the Company at an exercise price of $1.00 per share. The Stock Options shall vest and become exercisable over two years. The first 100,000 Stock Options shall vest on April 30, 2006 and the balance vest on April 30, 2007.

         d.        Termination of Severance. Contractor acknowledges and agrees that if he breaches any of his obligations under either this Agreement or his Confidentiality Agreement with the Company, the Company shall have the right to (i) immediately cancel all of its remaining payments and Stock Option obligations hereunder, if any, (ii) SEPARATION AGREEMENT AND FULL AND FINAL RELEASE OF CLAIMS Page 1

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recover from Contractor any amounts previously paid or Stock Options exercised to Contractor hereunder, and (iii) pursue any other remedies available to the Company for such breach.

        3.        Release.

         a.        Contractor hereby knowingly and voluntarily releases and forever discharges the Company, its parents, affiliates, predecessors, successors and assigns, and each of its officers, directors, agents, and contractors (collectively referred to herein as the “Releasees”) from any and all claims, liabilities, costs, and damages of any nature whatsoever, both known and unknown, under federal, state, provincial or local laws, which he has or may have against the Releasees for any alleged act or omission which occurred on or at any time prior to the date of Contractor’s execution of this Agreement including, but not limited to, any claims related to: (1) breach of contract, personal injury, or tort including, but not limited to, claims of wrongful discharge, fraud, promissory estoppel, intentional infliction of emotional distress, defamation, and assault; (2) claims, if any, arising out of or in connection with the initiation, termination, or existence of Contractor’s employment relationship with Sky, or any services performed on behalf of Sky; (3) claims, if any, regarding leave, vacation, bonuses, commissions, stock options, or any other form of payment or benefits attributable to his employment with Sky; and (4) employment discrimination on the basis of race, color, gender, disability, religion, national origin, age, or any other status protected by law. Contractor acknowledges and agrees that except as otherwise provided in this Agreement, any and all rights to compensation, reimbursement, benefits, stock options or other consideration under the Contractor Agreement shall terminate.

         b.        Contractor warrants that he has not filed any claims, complaints, charges, or lawsuits against Sky with any governmental agency or any court, and agrees never to institute, directly or indirectly, any action or proceeding of any kind whatsoever against the Releasees based on or arising out of, and alleged to have been suffered as a consequence of Contractor’s employment, discontinuation of employment, or Contractor’s relationship to date including, but not limited to, any with the Company. Excluded from this Agreement are any claims, which cannot be waived by law. Contractor does waive, however, his right to any monetary recovery should any agency pursue any claims on Contractor’s behalf.

         c.        This Agreement specifically includes, but not by way of limitation, all claims which might be asserted by or on behalf of Contractor in any suit or claim against the Releasees, for or on account of any matter whatsoever, up to and including the present time. Contractor represents and warrants that to the best of his knowledge, no other person or entity, other than Contractor, is entitled to assert any claims of any kind or character based on or arising out of, and alleged to have been suffered by, in, or as a consequence of Contractor’s employment, separation from employment, and Contractor’s relationship to date with the Company.

         d.        Except as otherwise prohibited by law, Company hereby knowingly and voluntarily releases and forever discharges Contractor, his successors and assigns, Donald C Cameron Consulting Ltd., each of its officers and directors, and each of your and Donald C Cameron Consulting Ltd.‘s respective agents, and contractors (collectively

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referred to herein as the “Releasees”) from any and all claims, liabilities, costs, and damages of any nature whatsoever, both known and unknown, under federal, state, provincial or local laws, which Sky has or may have against the Releasees for any alleged act or omission which occurred on or at any time prior to the date of Sky’s execution of this Agreement including, but not limited to, any claims related to: (1) breach of contract, or tort including, but not limited to, claims of, fraud, promissory estoppel, defamation; (2) claims, if any, arising out of or in connection with the initiation, termination, or existence of Contractor’s employment relationship with Sky, or any services performed for or on behalf of Sky;

         e.        Sky warrants that Sky has not filed any claims, complaints, charges, or lawsuits against the Releasees with any governmental agency or any court, and agrees never to institute, directly or indirectly, any action or proceeding of any kind whatsoever against the Releasees based on or arising out of, and alleged to have been suffered as a consequence of Contractor’s employment, discontinuation of employment, or Contractor’s relationship to date including, but not limited to, any with the Company. Excluded from this Agreement are any claims, which cannot be waived by law. Sky does waive, however, its right to any monetary recovery should any agency pursue any claims on Sky’s behalf.

         f.       This Agreement specifically includes, but not by way of limitation, all claims which might be asserted by or on behalf of Sky in any suit or claim against the Releasees, for or on account of any matter whatsoever, up to and including the present time. Sky represents and warrants that to the best of its knowledge, no other person or entity, other than Sky, is entitled to assert any claims of any kind or character based on or arising out of, and alleged to have been suffered by, in, or as a consequence of IContractor’s employment, separation from employment, and Contractor’s relationship to date with the Company.

        4.        Confidential Information.

         a.        Definition. “Confidential Information” means information: (1) disclosed to or known by Contractor as a consequence of or through his employment with Sky; (2) not generally known outside Sky; and (3) which relates to any aspect of Sky or its business, prospective business, research, or development. By example and without limitation, Confidential Information includes, but is not limited to, any and all information of the following or similar nature, whether transmitted verbally, electronically or in writing: copyright, service mark and trademark registrations and applications; patents and patent applications; licenses; agreements; unique and special methods; techniques; procedures; processes; routines; formulas; know-how; trade secrets; innovations; inventions; discoveries; improvements; research proposals, development, test results or papers; specifications; technical data and/or information; software; quality control and manufacturing procedures; formats; sketches; drawings; models; sales figures; files; marketing plans; strategies; business plans and forecasts; customer, pricing, and financial information; investor information; budgets; methodologies; computer code and programs; compilations of information; reports; records; compensation and benefit information; customer, vendor, and supplier identities and characteristics; information

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provided to Sky by a third party under restrictions against disclosure or use by Sky or others; information designated secret or confidential by Sky; and information of which unauthorized disclosure would be detrimental to the interests of Sky, whether or not such information is identified as confidential information by Sky.

         b.        Value of Confidential Information. Contractor acknowledges that all Confidential Information is valuable, proprietary and the exclusive property of Sky. All business records, papers and documents kept or made by Contractor relating to the business of Sky shall be and remain the property of Sky.

         c.        Non-Disclosure. Contractor agrees that in performance of work for Sky, he has been privy to Confidential Information of considerable value to Sky, its stockholders, partners and customers. Contractor will hold in strictest confidence and shall not, directly or indirectly, use or reveal, divulge, make known to or permit the use of by third parties, any Confidential Information, unless required to do so by law. Contractor agrees that the fact that Contractor and the Company have reached this Agreement and its terms, specifically including, but not limited to, the amount paid hereunder, will be treated as a strictly confidential matter between the Parties, and will not be disclosed by Contractor to any third party or entity, save and except (a) Contractor’s attorneys, tax advisors, and immediate family; provided each of the foregoing are advised by Contractor of this confidentiality requirement, and each agrees to maintain full confidentiality; (b) governmental agencies; and (c) pursuant to a lawfully issued subpoena from a court of competent jurisdiction. This Non-Disclosure provision is a material and substantial term of this Agreement. Contractor and the Company agree, however, that this Agreement may be used as evidence in a subsequent proceeding in which any of the Parties allege a breach of this Agreement.

         d.        Return of Company Property. Contractor acknowledges and warrants that he or his personal representative has returned to Sky: (a) all keys, entry cards, identification badges, credit cards, vehicles and other property of Sky; and (b) Confidential Information in Contractor’s possession or control. Contractor acknowledges and warrants that he has not kept any copies, nor made or retained any abstracts or notes, of any Confidential Information.

        5.        Non-Disparagement. Contractor agrees that he will not in any way disparage, defame, deprecate, denigrate, defame, vilify, libel, slander, place in a negative light, or in any other way harm or attempt to harm the reputation, good will, or commercial interest of Sky or any of Sky’s other Releasees. Contractor also agrees that he will instruct his attorney(s) and immediate family members to abide by the non-disparagement obligations contained in this Agreement. In the event that Contractor breaches the promises contained in this paragraph, Sky’s obligation to make payment of any sums otherwise due under this Agreement will terminate; Contractor agrees to promptly return all monies already paid pursuant to this Agreement; and Contractor agrees to be liable for any additional damages, including any attorneys’ fees and costs incurred.

        Sky agrees that none of its officers, directors, agents, or contractors will in any way disparage, defame, deprecate, denigrate, defame, vilify, libel, slander, place in a negative light, or in any other way harm or attempt to harm the reputation, good will, or commercial interest of Contractor or any of Contractor’s other Releasees. Sky also agrees that it will instruct its

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attorney(s) and other representatives or persons not at arm’s length therewith (as defined in the Income Tax Act (Canada)) to abide by the non-disparagement obligations contained in this Agreement. In the event that Sky breaches the promises contained in this paragraph, Sky agrees to be liable for any additional damages, including any attorneys’ fees and costs incurred.

         6.        Continued Cooperation. Subject to reimbursement of reasonable out-of-pocket travel costs and expenses, Contractor agrees to cooperate fully with Sky and its counsel with respect to any litigation, investigation, administrative, governmental, or corporate proceeding which relates to matters with which Contractor was involved during the term of his employment with Sky. Such cooperation may include appearing from time to time at the offices of Sky or its counsel for conferences and interviews, ratifying corporate documents and, in general, providing the officers of Sky and its counsel with the full benefit of Contractor’s knowledge with respect to any such matter. Contractor agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties concerned; provided that such obligation of the Contractor shall terminate on July 31, 2012.

         7.        No Admissions. The terms of this Agreement are a compromise and settlement of any disputed claims, the validity, existence, or occurrence of which are expressly denied by the Parties. This Agreement does not constitute, and shall not be construed as, an admission by any Party of any breach of contract or other violation of any right of the other, or any harm to of any kind whatsoever, or of any violation of any federal, state, provincial or local statute, law, or regulation. To the contrary, each Party denies any liability whatsoever to the other.

        8.        Multiple Originals. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes.

        9.        Entire Agreement. Contractor acknowledges that in deciding to sign this Agreement he has not relied on any promises or commitments, whether spoken or in writing, made to him by any Company representative, except for what is expressly stated in this Agreement. This Agreement constitutes the entire understanding and agreement between the Parties hereto concerning the subject matter contained herein, and supersedes any prior contract or similar agreements between the Parties, the terms and conditions of which expressly survive this Agreement.

        10.        Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed by the internal laws of the Province of Alberta. The language of this Agreement shall be construed as a whole, according to its fair meaning, and shall not be construed strictly for or against either of the Parties.

        11.        Severability. If any provision of this Agreement is held by final judgment to be invalid, illegal, or unenforceable, such invalid, illegal, or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced. In addition, the invalid, illegal, or unenforceable provision shall be deemed to be automatically modified and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable. Notwithstanding the foregoing, however, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one party to the other, the remaining provisions of this Agreement shall also be modified to the extent necessary to equitably adjust the Parties’ respective rights and obligations hereunder.

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         12.        Modification in Writing. Sky and Contractor agree that the covenants and/or provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement is in writing and signed by both Parties.

        13.        Waiver of Rights. Contractor acknowledges that:

a. The terms of this Agreement not only are understandable, but they are also fully understood by Contractor;

         b.        This Agreement specifically refers to Contractor’s rights and claims under the laws of the Province of Alberta prohibiting age discrimination, and Contractor understands that such rights and claims are irrevocably being waived by Contractor;

         c.        The consideration recited in this Agreement is adequate to make it final and binding, and is in addition to payments or benefits to which Contractor would otherwise be entitled as a former Contractor of the Company;

d. Contractor has been advised of the right to consult with an attorney before entering this Agreement, and has exercised such right to the extent Contractor wishes to do so;

         e.        Contractor has been given adequate time, up to fifteen (15) days if he so desires, to consider this Agreement, and Contractor understands and acknowledges that any changes made to this Agreement, whether material or immaterial, will not re-start this 15-day period; and

        14.        Voluntary Agreement. CONTRACTOR FURTHER STATES THAT HE HAS CAREFULLY READ THE FOREGOING “SEPARATION AGREEMENT AND FULL AND FINAL RELEASE OF CLAIMS,” AND THAT HE KNOWS AND UNDERSTANDS THE CONTENTS THEREOF, AND THAT HE EXECUTES THE SAME AS HIS OWN FREE ACT AND DEED.

AGREED TO: ________________________________________ DONALD CAMERON, individually and as authorized signatory of Donald C Cameron Consulting Ltd. Date: _________________________	SKY PETROLEUM, INC. By: __________________________________ Name: DANIEL MEYER Title: President Date: _________________________

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